Fauquier Bankshares Announces Third Quarter 2009 Earnings

WARRENTON, Va., Nov. 4 /PRNewswire-FirstCall/ —

•	Net income increases 2% from third quarter 2008

•	Net interest income up 11.2% from third quarter 2008

•	Loans and deposits increased 7.6% and 7.4%, respectively, over last 12 months

•	Non-performing assets totaled $7.1 million or 1.29% of total assets

Fauquier Bankshares, Inc. (Nasdaq: FBSS) today reported net income of $956,000 for the quarter ended September 30, 2009 as compared with $935,000 for the same quarter in 2008, representing an increase of 2%. Earnings for the third quarter were boosted by several items, the most significant being a $551,000 or 11% increase in net interest income. Earnings per share were $0.26 on a diluted basis for the quarter ended September 30, 2009, as compared with $0.26 per diluted share for the same quarter in 2008.

The positive performance was mostly offset by a $246,000 impairment loss on corporate bond investments and increased assessments of $145,000 by the Federal Deposit Insurance Corporation (FDIC) in the just completed quarter.

Randy K. Ferrell, president and chief executive officer, said, “The third quarter provided some good news when it comes to the performance of the bank, but we continue to pay dramatically increased fees to the FDIC, reflecting the costs of over 100 new bank failures in 2009.”

For the nine months ended September 30, 2009, net income was $2,603,000, or $0.72 per diluted share, compared with $2,886,000, or $0.81 per diluted share for the first nine months of 2008, a decrease of 9.8%. The decline in net income for the first nine months of 2009 compared to the first nine months of 2008 was due to several items, the most significant being increased assessments by the FDIC, charges associated with a proxy contest with dissident shareholders, and an impairment loss on corporate bond investments and equity shares held in Silverton Bank.

“We’ve again presented data showing how the bank would have performed without the proxy contest and the increased assessments from the FDIC as a way of helping our shareholders and prospective investors understand the significant impact of these unusual expenses,” Ferrell said.

The following table reconciles various non-GAAP adjustments to net income for the first nine months on a GAAP basis.

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
For the Nine Months Ended September 30, 2009
(in thousands, except per share data)
				Per Fully- Diluted
	Before Taxes	Tax Expense	After Taxes	Share

Net income on GAAP basis	$3,539	$937	$2,603	$0.723
Plus: Proxy contest expense	291	99	192	0.053
Plus: FDIC special assessment	240	82	158	0.044
Income excluding non-GAAP adjustments	$4,070	$1,118	$2,953	$0.820

*Tax expense is computed using a federal tax rate of 34%,

Loans, net of reserve, totaling $455.4 million at September 30, 2009, increased 4.8% when compared with December 31, 2008, and increased 7.6% when compared with September 30, 2008. Deposits, totaling $435.6 million at September 30, 2009, increased 8.8% compared with year-end 2008, and increased 7.4% when compared with September 30, 2008.

The net interest margin for the third quarter of 2009 was 4.32% compared with 4.15% for the same quarter in 2008. This represents the difference between the interest income generated through loans and investments and the costs the Fauquier Bank incurs in obtaining the deposits and other funds to lend and invest.

Return on average assets (ROAA) was 0.70% and return on average equity (ROAE) was 8.87% for the third quarter of 2009, a decrease from 0.73% but an increase from 8.85%, respectively, from the third quarter of 2008. For the nine-month period ended September 30, 2009, Fauquier Bankshares’ return on average assets was 0.66% and return on average equity was 8.26%, compared with 0.77% and 9.04%, respectively, for 2008.

The Bank’s non-performing loans and repossessed assets totaled $6.4 million or 1.39% of total loans and repossessed assets, including real estate owned, at September 30, 2009, as compared with $4.3 million or 0.97% of total loans and repossessed assets at December 31, 2008, and $4.6 million or 1.07% of total loans and repossessed assets at September 30, 2008. The Bank’s non-performing assets totaled $7.1 million or 1.29% of total assets at September 30, 2009, as compared with $4.3 million or 0.81% of total assets at December 31, 2008, and $4.6 million or 0.92% of total assets at September 30, 2008. Included in non-performing assets at September 30, 2009 are $634,000 of non-performing pooled trust-preferred corporate bonds. The provision for loan losses was $920,000 for the first nine months of 2009 compared with $1.72 million for the first nine months of 2008. Loan charge-offs, net of recoveries, totaled $479,000 or 0.11% of total average loans for the first nine months of 2009, compared with $1.22 million or 0.29% of total average loans for the first nine months of 2008. The $801,000 decrease in the provision for loan losses from the first nine months of 2008 to the first nine months of 2009 was largely in response to the $743,000 decline in net charge-offs for the respective nine month periods. Total allowance for loan losses was $5.2 million or 1.13% of total loans at September 30, 2009 compared with $4.8 million or 1.08% of loans at December 31, 2008 and $4.7 million or 1.10% of loans at September 30, 2008.

“We continue to be active in serving our community’s needs with a prudent approach to lending,” Ferrell said. “While the current economy has impacted our credit quality numbers, we continue to compare favorably with other Virginia banks. We are steadfast in working with our customers to help them grow, as we keep a watchful eye on economic conditions.”

Assets under Wealth Management Service, totaling $303.1 million in market value at September 30, 2009, increased 10.7% from $273.7 million in market value at September 30, 2008. During the same period, stocks measured in the Standard & Poors’ 500 index declined by approximately 9.4%

Fauquier Bankshares and The Fauquier Bank had combined assets of $548.4 million and total shareholders’ equity of $42.6 million at September 30, 2009. The Fauquier Bank’s regulatory capital ratios continue to be deemed “Well Capitalized,” the highest category assigned by the Federal Reserve Bank of Richmond. At September 30, 2009, the Company’s leverage ratio, an important indicator of financial health, was 8.84%, compared with 9.38% one year earlier.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through nine banking offices throughout Fauquier and Prince William counties in Virginia. The new Bristow branch opened its doors on July 13, 2009 and celebrated the Grand Opening on August 8, 2009. The Fauquier Bank is continuing to move forward with its plans to open a branch in Haymarket during late 2009 or early 2010. Later this year, the Broadview Avenue View Tree Branch will move to a new 9,600-square-foot office at the intersection of West Lee Highway and Fletcher Drive. Fauquier Bankshares’ stock price closed at $14.00 per share on November 2, 2009. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance.  The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, The FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

For the Quarter Ended,

(Dollars in thousands, except per share data)	Sep. 30, 2009	Jun. 31, 2009	Mar. 31, 2009	Dec. 31, 2008	Sep. 30, 2008

EARNINGS STATEMENT DATA:
Interest income	$7,092	$6,902	$6,846	$7,099	$7,268
Interest expense	1,624	1,712	1,872	2,258	2,351

Net interest income	5,468	5,190	4,974	4,841	4,917
Provision for loan losses	360	360	200	_______1,506	431

Net interest income after
provision for loan losses	5,108	4,830	4,774	3,335	4,486
Noninterest income	1,438	1,356	1,085	1,366	1,482
Securities gains (losses)	(246)	(166)	—	—	(298)
Noninterest expense	5,021	5,024	4,594	3,792	4,256

Income before income taxes	1,279	996	1,265	909	1,414
Income taxes	323	272	342	142	479

Net income	$956	$724	$923	$767	$935

PER SHARE DATA:
Net income per share, basic	$0.27	$0.20	$0.26	$0.22	$0.26
Net income per share, diluted	$0.26	$0.20	$0.26	$0.22	$0.26
Cash dividends	$0.20	$0.20	$0.20	$0.20	$0.20
Average basic shares outstanding	3,597,602	3,596,537	3,535,817	3,526,380	3,529,347
Average diluted shares outstanding	3,610,160	3,606,529	3,554,757	3,553,655	3,560,531
Book value at period end	$11.84	$11.51	$11.35	$11.64	$11.38

BALANCE SHEET DATA:
Total Assets	$548,384	$530,834	$526,813	$514,515	$499,760
Loans, net	455,391	452,132	443,349	434,678	423,077
Investment securities	38,275	36,385	35,225	37,839	35,284
Deposits	435,567	412,601	416,281	400,294	405,623
Transaction Deposits (Demand
Deposit and NOW accounts)	145,644	132,902	142,493	143,622	142,581
Shareholders’ equity	42,601	41,389	40,819	41,488	40,591

PERFORMANCE RATIOS:
Net interest margin(1)	4.32%	4.21%	4.17%	4.08%	4.15%
Return on average assets	0.70%	0.55%	0.72%	0.60%	0.73%
Return on average equity	8.87%	6.99%	8.89%	7.45%	8.85%
Efficiency ratio(2)	74.48%	77.78%	73.21%	60.22%	68.81%

ASSET QUALITY RATIOS:
Nonaccrual loans	$4,332	$1,139	$1,573	$1,208	$4,457
Restructured Loans	—	—	—	—	—

Total nonperforming loans	$4,332	$1,139	$1,573	$1,208	$4,457
Other real estate owned	2,029	2,029	2,029	3,034	—
Foreclosed Property	68	51	36	33	$133
Nonperforming corporate bond investments, at fair value	________ 634	—	—	—	—

Total non-performing assets	$7,061	$3,219	$3,638	$4,275	$4,590

Nonperforming loans and repossessed assets to period-end loans and other repossessed assets	1.39%	0.70%	0.81%	0.97%	1.07%
Nonperforming assets to period end total assets	1.29%	0.61%	0.69%	0.81%	0.92%
Allowance for loan losses	$5,221	$5,091	$4,873	$4,780	$4,684
Allowance for loan losses to period-end loans	1.13%	1.11%	1.08%	1.08%	1.10%
Net loan charge-offs for the quarter	$230	$142	$107	$1,411	$66
Net charge-offs to average loans	0.05%	0.06%	0.02%	0.32%	0.02%
CAPITAL RATIOS:
Leverage Ratio	8.84%	9.14%	9.26%	9.37%	9.38%
Tangible equity to total assets	7.77%	7.80%	7.75%	8.06%	8.12%

	For the Nine Month Period Ended,
	Sep. 30, 2009	Sep. 30, 2008
EARNINGS STATEMENT DATA:
Interest income	$20,801	$21,740
Interest expense	5,208	7,129

Net interest income	15,593	14,611
Provision for loan losses	920	1,721

Net interest income after
provision for loan losses	14,673	12,890
Noninterest income	3,918	4,690
Securities gains (losses)	(412)	(423)
Noninterest expense	14,640	13,047

Income before income taxes	3,539	4,110
Income taxes	936	1,224

Net income	$2,603	$2,886

PER SHARE DATA:
Net income per share, basic	$0.72	$0.82
Net income per share, diluted	$0.72	$0.81
Cash dividends	$0.60	$0.60
Average basic shares outstanding	3,591,796	3,525,633
Average diluted shares outstanding	3,600,864	3,559,017

PERFORMANCE RATIOS:
Net interest margin(1)	4.22%	4.21%
Return on average assets	0.66%	0.77%
Return on average equity	8.26%	9.04%
Efficiency ratio(2)	75.87%	68.26%
Net loan charge-offs year to date	$479	$1,222
Net charge-offs to average loans	0.11%	0.29%

(1)	Net margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

Contact Eric Graap, (540) 349-0212 or egraap@fauquierbank.com.